Exhibit 99.1



                                           For more information, please contact:
                                      David W. Kloos, Chief Financial Officer or
                                                                  (303) 595-9898
MATRIX                                                                    MTXC
BANCORP                                                                  NASDAQ
                                                                         LISTED



                     MATRIX BANCORP ANNOUNCES FOURTH QUARTER
                          AND FISCAL YEAR 2003 EARNINGS

February 10, 2004

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported for the quarter ended December 31, 2003, net income of $1.0 million, or $0.16 per basic and diluted share. The net income consists of income from continuing operations of $651 thousand, or $0.10 per basic and diluted share, and income from discontinued operations of $373 thousand, or $0.06 per basic and diluted share. These results compare to a net loss of $(1.7) million, or $(0.26) per basic and diluted share for the quarter ended December 31, 2002, consisting of a loss from continuing operations of $(3.8) million, or $(0.58) per basic and diluted share, and income from discontinued operations of $2.1 million, or $0.32 per basic and diluted share.

For the year ended December 31, 2003, the Company reported net income of $2.3 million, or $0.36 per basic and diluted share, consisting of a loss from continuing operations of $(1.0) million, or $(0.15) per basic and diluted share, and income from discontinued operations of $3.3 million, or $0.51 per basic and diluted share. These results compare to the year ended December 31, 2002 which reflected a net loss of $(4.0) million, or $(0.61) per basic and diluted share, consisting of a loss from continuing operations of $(9.3) million, or $(1.43) per basic and diluted share, and income from discontinued operations of $5.3 million, or $0.82 per basic and diluted share. Included in the continuing operations loss for 2002 was a $14.2 million pre-tax, non-cash charge for impairment reserve against our investment in mortgage servicing rights.

D. Mark Spencer, President and Co-CEO, commented, "The largest development for the Company for the year was the sale by Matrix Financial Services Corporation ("Matrix Financial") of its wholesale mortgage origination platform based in Phoenix, Arizona. As previously reported, the transaction was structured to close in two stages for licensing reasons. As a result of the two-stage closing, the Company was required to continue to account for the origination platform as a continuing operation during the six months between the initial closing, February 28, 2003, and the final closing, August 31, 2003. Accordingly, during the third quarter of 2003 (in which the final closing occurred), the Company was required to compare the net earnings of the origination platform for these six months to the purchase price. This resulted in presenting the origination platform operations as discontinued operations that generated a pre-tax loss of approximately $4.6 million. Netted in the pre-tax loss is $6.8 million of production premium we earned pursuant to the Purchase Agreement through December 31, 2003. We will continue to earn the 20 basis points production premium through February 2004 on the wholesale production originated by the buyer from the platform sold. We believe this sale was strategically the best long-term decision for the Company due to the cyclical nature and inherent risks of the mortgage business. With the recent increase in interest rates, refinance activity has experienced a significant reduction. With the sale of the platform, we will not have to face the operational and financial challenges associated with the decrease in production volumes. The operations of the production platform are included as discontinued operations in the attached condensed financial statements, and will be presented as such in future releases and filings. It should be noted the discontinued operations are based upon the Company's historical results from operations of the production platform, adjusted to reflect the impact of the sale of the production platform. Because there was an opportunity cost of owning the production platform, the historical results are not necessarily indicative of the results that might have occurred if the disposition had actually been completed on the indicated date, and are not indicative of any future results."

Mr. Spencer also noted, "As we announced on January 30, 2004, Matrix Capital Bank has executed a definitive agreement to sell its two retail branches in Las Cruces, New Mexico. The completion of the sale is subject to regulatory approval and other customary conditions. Total deposits at Las Cruces branches total approximately $80.0 million or less than 6% of the total deposits and borrowings of Matrix Capital Bank. Retail banking has not been a major focus of our overall strategic plan. The sale will allow us to reduce costs associated with bricks and mortar retail branch locations, and provide us the opportunity to focus our efforts on pursuing additional institutional depository relationships, including those of our subsidiaries and affiliates and their customers."

Mr. Spencer added, "During the third and fourth quarters of 2003, Matrix Capital Bank was successful in its reinvestment objectives related to the liquidity generated from exiting the wholesale lending business. During the third quarter of 2003, Matrix Financial had in excess of $400.0 million invested in originated wholesale loans that were paid off during the fourth quarter by the purchaser. During the third and fourth quarter, Matrix Capital Bank purchased in excess of $450.0 million of residential mortgages, mortgage-backed securities, and guaranteed Small Business Administration loans. Consistent with our historical practices, the majority of the loans and securities are at adjustable rates. As a result of these successful reinvestment activities, Matrix Capital Bank was able to reduce the financial impact of being underinvested due to the sale of the production platform."

Richard V. Schmitz, Chairman of the Board and Co-CEO of the Company added, "While the accounting for the operations of the production platform creates an overall loss on sale, the Company's core operations continued to produce positive results, with the exception of our investment in the mortgage servicing rights asset, and the remainder of our subsidiaries had strong quarters and a positive year. Matrix Bancorp Trading had a good year with revenues of approximately $8.1 million, an increase of 11% over 2002 results. Matrix Asset Management continues its growth and added several new customers in 2003, resulting in an all-time high in closings of 1,035 properties during the quarter ended December 31, 2003, and an all-time high in residential properties under management of approximately 3,200. Its revenues of $6.6 million represent a 60% increase over 2002. During 2003, Matrix Asset Management also increased its internet marketing capabilities through its reoSource division, and is well positioned to leverage off of those initiatives in 2004. The settlement and clearing business in which we have an investment, Matrix Settlement & Clearance Services, had another strong quarter and has assets registered for trading in excess of $26.2 billion. To support our investment in the settlement and clearing business, Matrix Capital Bank's trust services division acts as custodian and trustee for many of the same settlement and clearing customers. The trust assets at Matrix Capital Bank continue to grow and are now approximately $11.0 billion, of the Company's total trust assets of $13.3 billion. The Company's trust revenues of $6.8 million reflect a 27% increase over 2002."

Mr. Schmitz continued, "As we have discussed before, a challenge that we continue to face is the unprofitability of our investment in mortgage servicing rights. In 2003, due to the historic 45-year low in interest rates, we recorded amortization expense of $32.5 million on our mortgage servicing rights asset. We are pleased this asset is now at a balance of less than $40.0 million. However, this net investment will remain a drag on our earnings in the current interest rate environment. Although the prepayment speeds have declined from record levels, they are still above originally projected levels, and thus future amortization expense is expected to remain high. We also face the challenge of managing the operational cost of the servicing platform as our investment in servicing decreases through run-off. We are continuing to operate under our previously outlined strategy of reducing our exposure to mortgage banking and school services, and continuing our expense containment while enhancing our core businesses. Overall, our Company is net asset sensitive, meaning that an overall increase in interest rates should have a positive impact on our net interest margins and reduce the level of prepayments in our servicing portfolio."

Mr. Schmitz further added, "As we have disclosed previously, we have appealed the judgment rendered against Sterling Trust in Adderley, et. al. vs. Advanced Financial Services, et. al. to the Supreme Court of Texas. We were pleased to learn on January 29, 2004 that the Supreme Court of Texas has requested full briefing from the parties in this matter. While this development does not mean that the Supreme Court of Texas will necessarily grant review of our appeal, we believe it is a significant step forward in reversing what we believe to be an erroneous judgment entered by the trial and intermediate appellate courts. We continue to caution that the appeal to the Supreme Court of Texas is discretionary in nature, which means that the Court does not have to grant review of the appeal. Nevertheless, we believe a decision by the Supreme Court of Texas to ask for full briefing indicates that the justices at the Court have taken an interest in this unique and important case."

                              Financial Highlights

The Company's assets totaled $1.7 billion at December 31, 2003 and December 31, 2002. Deposits, including custodial escrow balances and brokered certificates of deposit, decreased $26.2 million to $1.06 billion at December 31, 2003 as compared to $1.09 billion at December 31, 2002. The decrease in deposits was offset by an increase in our borrowings from the FHLBank.

Net interest income before provision for loan and valuation losses totaled $10.0 million for the quarter ended December 31, 2003 as compared to $11.5 million for the quarter ended December 31, 2002. Net interest income before provision for loan and valuation losses totaled $41.7 million for the year ended December 31, 2003 as compared to $42.7 million for the year ended December 31, 2002. The Company's net interest margin decreased to 2.82% and 2.88% for the quarter and year ended December 31, 2003, respectively, as compared to 3.09% and 3.06% for the quarter and year ended December 31, 2002, respectively. For the quarter, the decrease in net interest income and the net interest margin can be attributed primarily to a decrease in the average rate earned on average interest-earning assets of 89 basis points to 4.93% for the quarter ended December 31, 2003 as compared to 5.82% for the quarter ended December 31, 2002. The effects of the decrease in rates on interest earning assets was offset partially by a decrease in average rate paid on interest-bearing liabilities of 81 basis points to 2.32% for the quarter ended December 31, 2003, as compared to 3.13% for the quarter ended December 31, 2002. For the year to date, the decrease in net interest income and the net interest margin can be attributed primarily to a decrease in the average rate on interest-earning assets of 94 basis points, to 5.08% as compared to 6.02% for the year ended December 31, 2002. The effects of this decrease were offset partially by a small increase in the balance of average interest-earning assets, and a decrease in the average rate on interest-bearing liabilities of 79 basis points, to 2.51% for the year ended December 31, 2003 as compared to 3.30% for the year ended December 31, 2002. Both the decrease in the yield on interest-earning assets and the cost of the interest-bearing liabilities are attributable to the continuing record low interest rate environment prevalent during the quarter and the year.

The provision for loan and valuation losses was $990 thousand and $3.6 million for the quarter and year ended December 31, 2003, respectively, as compared to $357 thousand and $2.8 million for the comparable periods of 2002. The increase is primarily due to increased levels of reserves as a result of an increase in our homogeneous residential loan portfolio acquired to replace the originated wholesale loans. Our loss experience indicates that our homogeneous residential loan portfolio has slightly greater losses than mortgage loans that are sold within 45 days of origination.

Net interest income after provision for loan and valuation losses fell 19.2% to $9.0 million for the quarter ended December 31, 2003 as compared to $11.1 million for the quarter ended December 31, 2002. Net interest income after provision for loan and valuation losses for the year ended December 31, 2003 decreased $1.8 million, or 4.6%, to $38.1 million as compared to $39.9 million for the year ended December 31, 2002.

Noninterest income of $15.7 million for the quarter ended December 31, 2003 increased $1.2 million, or 7.9%, from noninterest income of $14.5 million for the quarter ended December 31, 2002. The increase for the quarter in noninterest income was primarily due to increases in brokerage income and real estate disposition services. Noninterest income for the year ended December 31, 2003 increased $7.4 million, or 11.9%, to $69.3 million over noninterest income of $61.9 million for the year ended December 31, 2002. The increase in noninterest income results from a combination of the higher revenues from our brokerage operation, trust services and our real estate disposition services, as well as increased levels of gains on sale of loans and securities due to advantageous timing of sales in the marketplace, which primarily occurred as a result of loans purchased and resold from our servicing portfolio.

Noninterest expense decreased $8.0 million, or 24.8%, to $24.2 million, and $7.9 million, or 6.6%, to $111.0 million for the quarter and year ended December 31, 2003, respectively, over the comparable quarter and year ended 2002. This decrease was mainly the result of charges in 2002 periods for impairment of mortgage servicing rights, where 2003 reflects recoveries of a portion of those charges, and 2003 year to date decreases in compensation and benefits expense. Finally, for the year to date 2003, amortization of mortgage servicing rights increased from 2002 levels by $8.3 million, or 34.4%, due to a full year of low interest rates causing prepayment speeds to remain high creating high levels of amortization. The comparison of the fourth quarter 2003 to the fourth quarter 2002 in amortization of mortgage servicing rights shows a decrease of $2.1 million, or 29.9%, which is due to the fourth quarter of 2002 being an extremely high prepayment period, where fourth quarter 2003 levels were not as drastic, though they remained high.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, including failure of the Buyer to perform its obligations under the purchase agreement relating to the sale of the wholesale production platform, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in this annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.


                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                           December 31,          December 31,
                                                                               2003                  2002
                                                                         -----------------     -----------------

                                                                           (Unaudited)

ASSETS

Cash and cash equivalents                                                $        32,538        $       58,705
Interest-earning deposits and federal funds sold                                   1,972                 3,707
Investment securities                                                            152,404                29,073
Loans held for sale, net                                                         999,454             1,107,919
Loans held for investment, net                                                   344,802               285,891
Mortgage servicing rights, net                                                    39,744                63,200
Other receivables, net                                                            43,884                54,818
FHLBank stock, at cost                                                            30,682                30,379
Foreclosed real estate                                                             8,538                 8,343
Premises and equipment, net                                                       24,981                27,705
Bank owned life insurance                                                         20,613                     -
Other assets, net                                                                 26,211                31,665
                                                                         -----------------     -----------------

    Total assets                                                         $     1,725,823        $    1,701,405
                                                                         =================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits                                                               $       974,059        $      933,957
  Custodial escrow balances                                                       85,466               151,790
  Draft payable                                                                        -                 7,097
  FHLBank borrowings                                                             458,204               385,785
  Borrowed money                                                                  47,970                61,403
  Guaranteed preferred beneficial interests                                       64,500                64,500
  Other liabilities                                                               18,507                23,165
  Income taxes payable and deferred income tax liability                           7,496                 6,772
                                                                         -----------------     -----------------

    Total liabilities                                                          1,656,202             1,634,469

Shareholders' equity:
  Preferred stock, $.0001 par value                                                    -                     -
  Common stock, $.0001 par value                                                       1                     1
  Additional paid in capital                                                      20,615                20,375
  Retained earnings                                                               48,859                46,534
  Accumulated other comprehensive income                                             146                    26
                                                                         -----------------     -----------------

    Total shareholders' equity                                                    69,621                66,936
                                                                         -----------------     -----------------

    Total liabilities and shareholders' equity                           $     1,725,823         $   1,701,405
                                                                         =================     =================





                                              MATRIX BANCORP, INC. AND SUBSIDIARIES
                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (Dollars in thousands, except per share data)


                                                                        Quarter Ended                         Year Ended
                                                                         December 31,                        December 31,
                                                                   2003               2002                2003           2002
                                                               --------------    ---------------      -------------  -------------
                                                                         (unaudited)                   (unaudited)
Interest income:
  Loans and securities                                         $       17,135     $      21,290         $   72,667     $   82,715
  Interest-earning deposits                                               276               336             1,040           1,273
                                                               --------------    ---------------      -------------  -------------
    Total interest income                                              17,411            21,626            73,707          83,988

Interest expense:
  Deposits                                                              2,674             4,945            13,339          21,496
  Borrowed money and guaranteed preferred beneficial interests          4,771             5,209            18,660          19,782
                                                               --------------    ---------------      -------------  -------------
    Total interest expense                                              7,445            10,154            31,999          41,278

Net interest income before provision for loan and valuation
  losses                                                                9,966            11,472            41,708          42,710
Provision for loan and valuation losses                                   990               357             3,641           2,821
                                                               --------------    ---------------      -------------  -------------
Net interest income after provision for loan and valuation
  losses                                                                8,976            11,115            38,067          39,889

Noninterest income:
  Loan administration                                                   4,694             6,634            21,668          27,359
  Brokerage                                                             3,351             1,550            10,873           8,105
  Trust services                                                        1,804             1,416             6,781           5,345
  Real estate disposition services                                      2,016             1,209             6,624           4,153
  Gain on sale of loans and securities                                  1,912             1,760            14,267           5,480
  Gain on sale of mortgage servicing rights                                 -                 -                 -             675
  School Services                                                         634               914             2,420           4,616
  Other                                                                 1,264             1,047             6,696           6,201
                                                               --------------    ---------------      -------------  -------------
    Total noninterest income                                           15,675            14,530            69,329          61,934

Noninterest expense:
  Compensation and employee benefits                                    8,443             8,377            34,984          36,350
  Amortization of mortgage servicing rights                             4,980             7,104            32,497          24,176
  Occupancy and equipment                                               1,605             1,296             6,172           5,600
  Postage and communications                                              554               672             2,435           2,676
  Professional fees                                                       976               706             3,357           2,770
  Data processing                                                         747               687             2,860           2,796
  (Recovery of) impairment on mortgage servicing rights                  (250)            5,000            (2,950)         14,219
  Other general and administrative                                      7,130             8,325            31,613          30,261
                                                               --------------    ---------------      -------------  -------------
    Total noninterest expense                                          24,185            32,167           110,968         118,848

Income (loss) from continuing operations before income
   taxes                                                                  466            (6,522)           (3,572)        (17,025)
Income tax benefit                                                       (185)           (2,741)           (2,575)         (7,756)
                                                               --------------    ---------------      -------------  -------------
Income (loss) from continuing operations                                  651            (3,781)             (997)         (9,269)

Discontinued Operations:
Income from discontinued operations, net of income tax
  expense  of $241, $1,351, $2,149 and  $3,439, respectively              373             2,088             3,322           5,317
                                                               --------------   ----------------         ----------  -------------
Net income (loss)                                              $       1,024    $        (1,693)      $      2,325   $     (3,952)
                                                               ==============   ================         ==========  =============





                                              MATRIX BANCORP, INC. AND SUBSIDIARIES
                                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED
                                          (Dollars in thousands, except per share data)
                                                           (Unaudited)

                                                                        Quarter Ended                         Year Ended
                                                                         December 31,                        December 31,
                                                                   2003               2002                2003           2002
                                                               --------------    ---------------      -------------  -------------
Income (loss) from continuing operations per share -
  basic                                                        $        0.10      $      (0.58)         $   (0.15)     $   (1.43)
                                                               --------------    ---------------      -------------   ------------
Income (loss) from continuing operations per share -
  assuming dilution                                            $        0.10      $      (0.58)         $   (0.15)     $   (1.43)
                                                               --------------    ---------------      -------------   ------------

Income from discontinued operations per share - basic          $        0.06      $        0.32         $     0.51     $     0.82
                                                               --------------    ---------------      -------------   ------------
Income from discontinued operations per share -
  assuming dilution                                            $        0.06      $        0.32         $     0.51     $     0.82
                                                               --------------    ---------------      -------------   ------------

Net income (loss) per share - basic                            $        0.16      $      (0.26)         $     0.36     $   (0.61)
                                                               ==============    ===============      =============   ============
Net income (loss) per share - assuming dilution                $        0.16      $      (0.26)         $     0.36     $   (0.61)
                                                               ==============    ===============      =============   ============





                                             MATRIX BANCORP, INC. AND SUBSIDIARIES
                                           OPERATING RATIOS AND OTHER SELECTED DATA
                                           (Dollars in thousands, except share data)
                                                           (Unaudited)

                                                                 Quarter Ended                        Year Ended
                                                                 December 31,                        December 31,
                                                            2003              2002             2003               2002
                                                        --------------    --------------   --------------    ---------------
Weighted average shares - basic                             6,498,765         6,454,628        6,494,803          6,462,272
Weighted average shares - assuming dilution                 6,538,089         6,454,628        6,539,195          6,462,272
Number of shares outstanding at end of period               6,518,981         6,489,543        6,518,981          6,489,543

Average Balances
Loans receivable                                         $  1,310,483     $   1,412,844     $  1,376,723      $   1,333,390
Interest-earning assets                                     1,413,472         1,486,190        1,449,998          1,395,071
Total assets                                                1,613,021         1,717,750        1,657,104          1,628,923
Interest-bearing deposits                                     733,139           835,882          786,797            777,703
FHLB and other borrowings                                     552,903           463,084          487,098            471,900
Interest-bearing liabilities                                1,286,042         1,298,966        1,273,895          1,249,603
Shareholders' equity                                           68,019            67,874           68,999             70,904

Operating Ratios & Other Selected Data (1)
  Net interest margin(2)                                         2.82  %           3.09             2.88  %            3.06  %
                                                                                        %
  Net interest margin - Matrix Bank(2)                           2.91  %           3.02             2.92  %            3.12  %
                                                                                        %
  Operating efficiency ratio(3)                                 75.87  %          76.12            73.12  %           76.88  %
                                                                                        %
  Balance of servicing portfolio                         $  3,183,536     $   5,333,627     $  3,183,536      $   5,333,627

  Average prepayment rate on owned servicing
    portfolio                                                   30.27  %          31.03 %          35.43  %           23.73  %
  Book value per share (end of period)                   $      10.68     $       10.31     $      10.68      $       10.31

Loan Performance Ratios(1)
  Net charge offs/average loans                                  0.06  %           0.13 %           0.11  %            0.13  %

  Allowance for loan and valuation losses/total loans            0.72  %           0.67 %           0.72  %            0.67  %


---------------------------

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before provision for loan and valuation loss by average interest-earning assets.
(3) The operating efficiency ratio has been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights and impairment on mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus noninterest income.
